Exhibit 99.1

Key Energy Services, Inc.	November 14, 2016
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE

HOUSTON, TX, November 14, 2016 - Key Energy Services, Inc. reported third quarter 2016 consolidated revenues of $102.4 million and a pre-tax GAAP loss of $130.9 million, or $0.81 per share. The results for the third quarter include:

•	an after-tax charge of $40.0 million, or $0.25 per share, for asset impairments associated with the sale of Key’s business in Mexico;

•	pre-tax costs of $13.2 million, or $0.08 per share, in professional and other fees related to Key’s restructuring;

•	pre-tax costs of $6.3 million, or $0.04 per share, related to certain legal settlements; and

•	a pre-tax charge of $2.2 million, or $0.01 per share, related to the loss on sale of certain obsolete assets.
Excluding these items, the Company reported a pre-tax loss of $69.2 million, or $0.43 per share. Due to the Company’s net operating loss balance, management does not expect to realize a meaningful tax benefit from U.S. operations during 2016. As such, an effective tax rate benefit of 0.1% was realized for the third quarter.
Similar to the prior reporting period, Key will not be hosting a conference call with management to review third quarter 2016 results.
Second quarter 2016 consolidated revenues were $95.0 million with a pre-tax GAAP loss of $92.9 million, or $0.58 per share. The results for the second quarter included pre-tax costs of $9.5 million, or $0.06 per share, in professional and other fees related to Key’s restructuring, pre-tax costs of $1.1 million, or $0.01 per share, in severance, a pre-tax charge of $0.9 million, or $0.01 per share, related to the loss on sale of certain U.S. assets and pre-tax costs of $0.6 million, or $0.00 per share, related to the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigation. Excluding these items, the Company reported a pre-tax loss of $80.8 million, or $0.50 per share. The Company did not realize a tax benefit from U.S. operations for second quarter 2016, yielding an effective tax rate of 0.1% for the second quarter.
The following table sets forth summary data for the third quarter 2016 and prior comparable quarterly periods:

	Three Months Ended (unaudited)
	September 30, 2016	June 30, 2016	September 30, 2015
	(in millions, except per share amounts)
Revenues	$102.4	$95.0	$176.9
Net loss	(130.8)	(92.8)	(640.2)
Diluted loss per share	(0.81)	(0.58)	(4.06)
Adjusted EBITDA*	(14.4)	(24.4)	(13.3)
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.
Overview and Outlook
Key’s President and Chief Executive Officer, Robert Drummond, stated, “During the third quarter we announced our intention to

November 14, 2016

pursue a prepackaged bankruptcy in order to reduce the Company’s debt burden and better position the Company for a market recovery. With our confirmation hearing scheduled for December 6, 2016, we expect to emerge from the proceedings shortly thereafter. \. Given the tremendous work by our managers and employees, we now have a significantly leaner organization and operating cost structure, in addition to our restructured balance sheet. These structural changes to our operating costs and the reduced debt upon emergence from the bankruptcy process will allow us to deliver improved financial and operating results as the market recovers.
“The third quarter marked the first quarterly sequential improvement in U.S. revenue in two years. While this is a positive signal for an improving market, this improvement was primarily activity driven with pricing remaining flat. While activity improved into October, we continued to avoid accepting additional work at money-losing rates as the activity improvements haven’t been enough to offset the consistent oversupply of service assets in our various markets. However, we are hiring employees again in certain markets and are working through the supply / demand dynamics around wages and pricing in certain regions to find the market-clearing price.
"Lastly, though importantly, we continue to exhibit strong operational discipline in our business. Through September we have a historical best Total Recordable Incident Rate of 0.94. We are very proud of this and I want to thank our managers and employees for high-grading our services in a challenging environment."
U.S. Results
Third quarter 2016 U.S. Rig Services revenues of $59.1 million were up 14.8% as compared to the second quarter. Third quarter operating loss was $9.0 million, or -15.2% of revenue, which included a legal settlement charge of $2.8 million and a gain on sale of asset of $1.6 million; excluding these items, normalized operating loss was $7.8 million, or -13.2% of revenue. These results compare to second quarter operating loss was $13.7 million, or -26.6% of revenue, which included a loss on sale of asset of $0.3 million and severance of $0.4 million; excluding these items, normalized operating loss was $12.9 million, or -25.1% of revenue. Rig hours increased approximately 13% sequentially with rig hours up in all marketplaces sequentially.
Third quarter 2016 Fluid Management Services revenues of $19.0 million were down 3.2% as compared to the second quarter. Third quarter operating loss was $13.2 million, or -69.7% of revenue, which included a legal settlement charge of $3.5 million, a loss on sale of assets of $2.5 million and severance of $0.1 million; excluding these items, normalized operating loss was $7.1 million, or -37.4% of revenue. These results compare to second quarter operating loss was $7.6 million, or -38.6% of revenue, which included a gain on sale of assets of $0.3 million; excluding this gain, normalized operating loss was $7.8 million, or -39.9% of revenue. Truck hours were approximately flat sequentially due to regional mix.
Third quarter 2016 Coiled Tubing Services revenues of $7.1 million were down 6.2% as compared to the second quarter. Third quarter operating loss was $4.4 million, or -61.2% of revenue, which included severance of $46 thousand; excluding this item, normalized operating loss was $4.3 million, or -60.5% of revenue. These results compare to second quarter operating loss was $6.1 million, or -79.5% of revenue; which included severance of $0.1 million; excluding this item, normalized operating loss was

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$5.9 million, or -77.8% of revenue.
Third quarter 2016 Fishing & Rental Services revenues of $14.1 million were up 5.0% as compared to the second quarter. Third quarter operating loss was $7.0 million, or -49.4% of revenue, which included a loss on sale of assets of $0.6 million and severance of $0.1 million; excluding these items, normalized operating loss was $6.2 million, or -44.3% of revenue. These results compare to second quarter operating loss was $8.8 million, or -65.4% of revenue, which included a loss on sale of assets of $0.9 million and severance of $0.1 million; excluding these items, normalized operating loss was $7.7 million, or -57.7% of revenue.
International Segment
Third quarter 2016 International revenues were $3.1 million, up 6.4% as compared to second quarter 2016 revenues of $2.9 million. Third quarter operating loss was $44.4 million, or -1,443.1% of revenues, which included an impairment of assets related to our Mexican operations of $40.0 million, a loss on sale of assets of $0.7 million and severance of $0.3 million; excluding these items, normalized operating loss was $3.4 million. These results compare to second quarter operating loss was $4.9 million, or -169.6% of revenues, which included severance of $0.3 million; excluding this item, normalized operating loss was $4.7 million.
General and Administrative Expenses
General and Administrative (G&A) expenses were $42.5 million for the third quarter compared to $40.9 million in the prior quarter. Third quarter G&A expenses included $13.2 million in restructuring fees, $0.3 million in severance and $0.2 in costs associated with the FCPA investigations compared to second quarter G&A expenses that included $9.5 million in restructuring fees, $0.6 million in severance and $0.6 in costs associated with the FCPA investigations. Excluding these items and International G&A, G&A expense in the third quarter was $26.5 million as compared to $27.7 million in the second quarter.

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Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
REVENUES	$102,406	$95,012	$176,857	$308,506	$642,152
COSTS AND EXPENSES:
Direct operating expenses	96,071	89,419	174,505	276,088	537,876
Depreciation and amortization expense	33,467	35,856	45,270	105,075	138,377
General and administrative expenses	42,456	40,903	45,314	129,604	163,668
Impairment expense	40,000	—	649,944	40,000	692,996
Operating loss	(109,588)	(71,166)	(738,176)	(242,261)	(890,765)
Interest expense, net of amounts capitalized	21,120	21,357	21,704	64,061	52,104
Other (income) loss, net	154	412	5,915	(665)	10,099
Loss before tax income taxes	(130,862)	(92,935)	(765,795)	(305,657)	(952,968)
Income tax benefit	110	133	125,634	489	187,752
NET LOSS	$(130,752)	$(92,802)	$(640,161)	$(305,168)	$(765,216)
Loss per share:
Basic and diluted	$(0.81)	$(0.58)	$(4.06)	$(1.90)	$(4.90)
Weighted average shares outstanding:
Basic and diluted	160,846	160,982	157,605	160,626	156,266

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues
U.S. Rig Services	$59,137	$51,502	$85,200	$169,627	$299,275
Fluid Management Services	18,969	19,591	35,519	61,230	125,452
Coiled Tubing Services	7,146	7,617	20,820	24,294	73,446
Fishing & Rental Services	14,078	13,412	27,629	43,773	98,461
International	3,076	2,890	7,689	9,582	45,518
Consolidated Total	$102,406	$95,012	$176,857	$308,506	$642,152

Operating Loss
U.S. Rig Services	$(9,004)	$(13,674)	$(305,334)	$(29,044)	$(301,466)
Fluid Management Services	(13,225)	(7,555)	(28,336)	(27,052)	(26,919)
Coiled Tubing Services	(4,372)	(6,057)	(116,572)	(16,578)	(144,477)
Fishing & Rental Services	(6,951)	(8,776)	(186,078)	(19,739)	(192,708)
International	(44,389)	(4,901)	(72,168)	(54,350)	(110,650)
Functional Support	(31,647)	(30,203)	(29,688)	(95,498)	(114,545)
Consolidated Total	$(109,588)	$(71,166)	$(738,176)	$(242,261)	$(890,765)

Operating Loss % of Revenues
U.S. Rig Services	(15.2)%	(26.6)%	(358.4)%	(17.1)%	(100.7)%
Fluid Management Services	(69.7)%	(38.6)%	(79.8)%	(44.2)%	(21.5)%
Coiled Tubing Services	(61.2)%	(79.5)%	(559.9)%	(68.2)%	(196.7)%
Fishing & Rental Services	(49.4)%	(65.4)%	(673.5)%	(45.1)%	(195.7)%
International	(1,443.1)%	(169.6)%	(938.6)%	(567.2)%	(243.1)%
Consolidated Total	(107.0)%	(74.9)%	(417.4)%	(78.5)%	(138.7)%

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Reconciliations of normalized operating loss to operating loss (in thousands, unaudited):

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Operating loss	(109,588)	(71,166)	(738,176)
Severance costs	313	1,091	3,988
Impairment expense	40,000	—	649,944
Allowance for collectibility of notes receivable	—	—	3,755
Loss on assets destroyed in Mexico	—	—	18,537
Loss on sales of assets	2,163	885	—
Other write-offs	—	—	3,729
Sales tax accrual	—	—	5,600
Legal settlement	6,316	—	—
FCPA investigation expense	156	629	2,500
Restructuring fees	13,181	9,522	—
Normalized operating loss	(47,459)	(59,039)	(46,394)

	Three Months Ended September 30, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(9,004)	$(13,225)	$(4,372)	$(6,951)	$(44,389)	$(31,647)	$(109,588)
Severance costs	32	121	46	94	332	(312)	313
Impairment expense	—	—	—	—	40,000	—	40,000
(Gain) loss on sales of assets	(1,629)	2,485	—	622	685	—	2,163
Legal settlement	2,797	3,519	—	—	—	—	6,316
FCPA investigation expense	—	—	—	—	—	156	156
Restructuring fees	—	—	—	—	—	13,181	13,181
Normalized operating loss	$(7,804)	$(7,100)	$(4,326)	$(6,235)	$(3,372)	$(18,622)	(47,459)

	Three Months Ended June 30, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(13,674)	$(7,555)	$(6,057)	$(8,776)	$(4,901)	$(30,203)	$(71,166)
Severance costs	416	30	131	145	284	85	1,091
(Gain) loss on sales of assets	331	(296)	—	889	(39)	—	885
FCPA investigation expense	—	—	—	—	—	629	629
Restructuring fees	—	—	—	—	—	9,522	9,522
Normalized operating loss	$(12,927)	$(7,821)	$(5,926)	$(7,742)	$(4,656)	$(19,967)	(59,039)

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net loss	$(130,752)	$(92,802)	$(640,161)
Income tax benefit	(110)	(133)	(125,634)
Interest expense, net of amounts capitalized	21,120	21,357	21,704
Interest income	(104)	(134)	(61)
Depreciation and amortization	33,467	35,856	45,270
EBITDA	$(76,379)	$(35,856)	$(698,882)
% of revenues	(74.6)%	(37.7)%	(395.2)%

Severance costs	313	1,091	3,988
Impairment expense	40,000	—	649,944
Allowance for collectibility of notes receivable	—	—	3,755
Bad debt expense - International	—	—	18,537
Loss on sales of assets	2,163	885	—
Legal settlement	6,316	—	—
Other write-offs	—	—	3,729
Sales tax accrual	—	—	5,600
Restructuring fees	13,181	9,522	—
Adjusted EBITDA*	$(14,406)	$(24,358)	$(13,329)
% of revenues	(14.1)%	(25.6)%	(7.5)%

Revenues	$102,406	$95,012	$176,857
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

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	Three Months Ended September 30, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net loss	$(8,986)	$(13,216)	$(4,372)	$(6,938)	$(44,600)	$(52,640)	$(130,752)
Income tax benefit	—	—	—	—	(110)	—	(110)
Interest expense, net of amounts capitalized	—	—	—	—	—	21,120	21,120
Interest income	—	—	—	—	(11)	(93)	(104)
Depreciation and amortization	14,602	5,867	2,683	6,623	1,719	1,973	33,467
EBITDA	$5,616	$(7,349)	$(1,689)	$(315)	$(43,002)	$(29,640)	$(76,379)
% of revenues	9.5%	(38.7)%	(23.6)%	(2.2)%	(1,398.0)%	—%	(74.6)%

Severance costs	32	121	46	94	332	(312)	313
Impairment expense	—	—	—	—	40,000	—	40,000
(Gain) loss on sales of assets	(1,629)	2,485	—	622	685	—	2,163
Legal settlement	2,797	3,519	—	—	—	—	6,316
Restructuring fees	—	—	—	—	—	13,181	13,181
Adjusted EBITDA*	$6,816	$(1,224)	$(1,643)	$401	$(1,985)	$(16,771)	$(14,406)
% of revenues	11.5%	(6.5)%	(23.0)%	2.8%	(64.5)%	—%	(14.1)%

Revenues	$59,137	$18,969	$7,146	$14,078	$3,076	$—	$102,406
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

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EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2015.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to preserve its liquidity, manage its level of indebtedness; the terms of strategic alternative or transaction with Key’s lenders and noteholders; Key’s ability to implement price increases or maintain pricing on its core services; industry capacity; increased labor costs or unavailability of skilled workers; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; the economic, political and social instability risks of doing business in certain foreign countries; significant costs and potential liabilities resulting from compliance with applicable laws; Key’s historically high employee turnover rate and its ability to replace or add workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; significant costs and liabilities resulting from environmental, health and safety laws and regulations, including those relating to hydraulic fracturing; severe weather impacts on Key’s business; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; the loss of one or more of Key’s larger customers; the impact of compliance with climate change legislation or initiatives; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to execute its plans to withdraw from international markets outside North America; Key’s ability to achieve the benefits expected from acquisition and disposition transactions; Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the risks associated with the chapter 11 process, including Key’s inability to obtain confirmation of a plan under Chapter 11 of the Bankruptcy Code; Key’s inability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 filing; Key’s ability to obtain approval of the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 Cases, including maintaining strategic control as debtor-in-possession; the effects of the Bankruptcy Petitions on Key and on the interests of various constituents, including holders of Key’s common stock; the length of time that Key will operate under Chapter 11 protection and the continued availability of capital during the pendency of the proceedings; the potential adverse effects of the Chapter 11 proceedings on Key’s liquidity and results of operations; increased advisory costs to execute a reorganization; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Russia.